Exhibit 99 – Press release dated September 21, 2009

Amerityre Receives NASDAQ Notice

Concerning Miminum Closing Bid Price

Boulder City, Nevada (September 21, 2009) – Amerityre Corporation (NASDAQ:AMTY)(the “Company”) today announced that on September 16, 2009, the Company received a deficiency letter from The Nasdaq Stock Market indicating that the closing bid price of its common stock was below $1.00 for 30 consecutive business days, and therefore, the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, or until March 15, 2010, to regain compliance with this requirement. At this time, this notification has no effect on the listing of the Company’s common stock pending the expiration of the grace period.

The Company can regain compliance with the minimum closing bid price rule if the bid price of its common stock closes at $1.00 or higher for a minimum of ten consecutive business days during the initial 180 calendar day grace period. If compliance is not achieved by March 15, 2010, the Company may be eligible for an additional 180 calendar day grace period if it meets The Nasdaq Capital Market initial listing criteria as set forth in Nasdaq Listing Rule 5505 other than the minimum closing bid price requirement.

For more information on Amerityre, visit its website at www.amerityre.com

This release may contain statements that are forward-looking. Such statements are made based upon current expectations that are subject to risks and uncertainties. Such risks and uncertainties include the factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2008, as well as Forms 10-Q and other filings with the Securities and Exchange Commission. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.

Amerityre Contact:

asuarez@amerityre.com

(702) 293-1930 x112